UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

BLUEBAY DESTRA INTERNATIONAL EVENT-DRIVEN CREDIT FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BlueBay Destra International Event-Driven Credit Fund

WE NEED YOUR VOTE!

November 18, 2025

Dear Valued Shareholder,

Recently you should have received an email requesting your vote for the upcoming special meeting of the BlueBay Destra International Event-Driven Credit Fund (the “Fund”), which is slated for December 9th. We are reaching out again as our records indicate you have one or more accounts that have still yet to be voted. Please note that we would not be reaching out to you unless your vote was necessary for this meeting.

At the upcoming meeting, shareholders are being asked to vote on the following proposals:

1.	A new investment sub-advisory agreement to allow the sub-advisor to utilize services of its U.S. based aﬃliate.

2.	The reclassification of the Fund from diversified to non-diversified to better position the portfolio for strategic opportunities and align more closely with its long-term investment objectives.

A brief summary of the proposals can be found here: www.OkapiVote.com/BlueBaySummary

The full proxy statement can be found here: www.OkapiVote.com/BlueBayDestra

PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL. Please note that if you hold shares of the Funds across multiple accounts, you will need to submit a vote for each individual account. After submitting your initial vote using the link provided in this email, please make sure to scroll down to see if you have additional accounts that need to be voted, per the below example.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (855) 305-0656 or by email at: BlueBay@okapipartners.com.